FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                 EFFECTIVE AS OF OCTOBER 17, 1995 ("AGREEMENT")
                                     BETWEEN
             IPC INFORMATION SYSTEMS, INC. ("IPC" or the "COMPANY")
                            AND STEVEN TERRELL CLONTZ

1. Term of Agreement. In accordance with a resolution of the Board of Directors of the Company unanimously approved at a meeting held August 8, 1996,
Section 2 of the Agreement is modified and amended by deleting therefrom "through December 2, 1997" and substituting therefor "through December 2, 1998."

2. Compensation. In accordance with a resolution of the Compensation Committee of the Board of Directors of the Company unanimously approved at a meeting held November 26, 1996, Section 3.1 of the Agreement is hereby further modified and amended, effective as of December 3, 1996, by deleting therefrom "Three Hundred Thousand ($300,000.00)" and substituting therefor "Three Hundred Thirty Thousand ($330,000.00)."

3. Termination at Will. Section 9.4 of the Agreement is hereby further modified and amended by the insertion of the following after the second sentence thereof:

"Notwithstanding any other provision of this Agreement, in the event that Mr. Clontz's employment with the Company is terminated (a) during the Term of this Agreement and at or following a Change in Control (as defined in Section 22 (b) of this Agreement) of the Company occurring during the period commencing August 1, 1997 and ending July 31, 1998 and (b) either (i) by resignation or discharge other than for cause, following the failure of the Company to extend the Term to December 2, 1999 or (ii) other than for death, disability or Due Cause (in which event, the provisions of Sections 9.1, 9.2 or 9.3, respectively, shall apply), the Company shall pay to Mr. Clontz, in lieu of payments with respect to compensation otherwise due hereunder, severance pay in an amount equal to 240% of Mr. Clontz's Base Salary. Such amount shall be payable in eighteen (18) equal monthly installments, without interest, on the last day of each calendar month in the period of eighteen (18) consecutive calendar months that begins on or immediately following the date of termination. The Company and Mr. Clontz hereby stipulate that the damages which may be incurred by Mr. Clontz as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment. The Company and Mr. Clontz agree that the benefits provided hereunder constitute reasonable damages under the circumstances and shall be


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payable without any requirement of proof of actual damage and without regard to
Mr. Clontz's efforts, if any, to mitigate damages. The Company and Mr. Clontz further agree that the Company may condition the payments and benefits (if any) due under this section on (x) the receipt of Mr. Clontz's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company or any subsidiary or affiliate of it and (y) Mr. Clontz's execution and delivery within twenty-one (21) days after any such termination of employment, and the non-retraction during any statutory waiting periods, of a release in favor of the Company, in the form of the attached Appendix A."

4. New Section. The Agreement is hereby further modified by the addition of a new Section 22, as follows:

      "22.  Change in Control Transaction.

      (a) So long as Mr. Clontz is not otherwise in breach of this Agreement, upon the occurrence during the period commencing August 1, 1997 and ending July 31, 1998 of a Change of Control (as defined in Section 22 (b) of this Agreement) of the Company, Mr. Clontz shall become eligible for and the Company will pay to Mr. Clontz an incentive payment (the "Incentive Payment") calculated by multiplying the sum of Two Hundred Eighty Seven Thousand Dollars ($287,000.00) times an adjustment factor, as specified herein.

The adjustment factor shall be based on the price realized by the Company and/or the stockholders by virtue of the Change of Control, where "X" equals Eighteen ($18.00) dollars per share.

--------------------------------------------------------------------------------
           Change of Control Price                        Adjustment Factor
--------------------------------------------------------------------------------
   Transaction - Less than or equal to "X"                       0.70
--------------------------------------------------------------------------------
          Transaction - 116.67% "X"                              1.25
--------------------------------------------------------------------------------
          Transaction - 133.33% "X"                              1.75
--------------------------------------------------------------------------------
          Transaction - 150.00% "X"                              2.50
--------------------------------------------------------------------------------

For amounts which fall between the percentages specified in the foregoing table, the Company shall use a straight-line interpolation to determine the adjustment factor hereunder.

The amount, if any, computed under this Paragraph 13 (a) shall be payable in three (3) annual installments, the first occurring on the fifteenth (15th) day after the date of the closing of the transaction and the subsequent payments occurring on the first two anniversaries of the closing date; provided, however, that if Mr. Clontz's employment terminates due to death, disability, expiration of this Agreement or Mr. Clontz's discharge without cause prior to the second anniversary of such closing date, any

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remaining installments shall be due and payable upon termination of employment.
If on any such payment date, any portion of the Loan remains outstanding, then in addition to any payments required under Section 8.3 hereof, one-third of the outstanding principal plus all accrued interest (or, if less, the entire amount of outstanding principal and all accrued interest) shall be due and payable to the Company on the payment date for each installment.

      (b) For all purposes of this Agreement a "Change in Control" of IPC shall be deemed to have occurred upon the happening of any of the following events:

            (i) the closing of a transaction that would result in the reorganization, merger or consolidation of IPC, respectively, with one or more other persons in which IPC is not the surviving entity;

            (ii) the acquisition of substantially all of the assets of IPC or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the outstanding securities of IPC entitled to vote generally in the election of directors by any person or by any persons acting in concert;

            (iii) a complete liquidation or dissolution of IPC; or

            (iv) the occurrence of any event in connection with an actual or threatened election contest or other actual or threatened solicitation of proxies or consents (all within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) if, immediately following such event, at least fifty percent (50% of the members of the board of directors of IPC are not individuals who were members of the board of directors of IPC on the date of this Agreement.

In no event, however, shall a Change of Control of IPC be deemed to have occurred as a result of any acquisition of securities or assets of IPC or any of its subsidiaries by IPC or any subsidiary of IPC. For purposes of this section, the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act."

5. New Section. The Agreement is hereby further modified by the addition of a new Section 23, as follows:

      "23.  Payment in Excess of Basic Amount.

If, in connection with a change in ownership of effective control or a change in ownership of a substantial portion of the assets of the Company (within the meaning of section 280G of the Internal Revenue Code of 1986 (the "Code")), Mr. Clontz would, in the absence of this Section 23, receive payments and benefits in the nature of compensation (whether pursuant to this Agreement or otherwise) (the "Total Payments") that constitute "excess parachute payments" (within the meaning of section 280G of the Code), then:

      (a) the Company shall pay to Mr. Clontz the maximum amount of the Total Payments that may be paid to him without giving rise to an excise tax under section 280G of the Code (the "Basic Amount"); and

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      (b)   the Company shall pay the amount by which the Total Payments exceed the Basic Amount (the "Excess Amount"), to whichever of the following parties it shall select: (i) Mr. Clontz; and (ii) equally among (A) the Children's Cancer Fund, (B) the Valerie Fund, Monmouth Medical Center and (C) Share, Inc., Atlanta; provided, however, that the Company shall indemnify Mr. Clontz on a net after-tax basis against liability for any taxes (whether state, federal, local or foreign, and whether denominated as income, employment, excise or other taxes) that may be assessed with respect to any payment made pursuant to Section 23 (b)(ii), it being intended that this indemnity place Mr. Clontz in the same net after-tax financial position that he would have been in if he had not been liable for any taxes of any nature with respect to such payment. The Company and Mr. Clontz agree that the Children's Cancer Fund, the Valerie Fund, Monmouth Medical Center and Share, Inc., Atlanta shall be deemed third-party beneficiaries of this Agreement for purposes of enforcing any rights that it may have to receive the Excess Amount.

Any determination of the Basic Amount and any determination of any tax indemnification payment shall be made by independent United States tax counsel selected by the Company or the independent auditors regularly retained to audit the Company's books and records in the United States, and such determinations shall be conclusive in the absence of manifest error or a determination to the contrary in a judicial, administrative or arbitral proceeding. If the Total Payments shall consist of more than one component, Mr. Clontz, in his sole and absolute discretion, shall select which components shall be applied to the payment of the Basic Amount and which shall be applied to the payment of the Excess Amount.

All other terms and conditions of the Agreement shall remain in full force and effect.

Accepted and Agreed, as of this 1st day of August, 1997:

IPC INFORMATION SYSTEMS, INC.                      STEVEN TERRELL CLONTZ

/s/ Richard P. Kleinknecht                         /s/ Steven T. Clontz
-----------------------------                      -----------------------------